EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors:	Media:
Sheree Aronson, Corporate Vice President,	Steve Chesterman, Manager, Corporate
Investor Relations and Corporate Communications	Communications
(714) 247-8290	(714) 247-8711
sheree.aronson@amo-inc.com	steve.chesterman@amo-inc.com

or

Mark Levin, Manager, Investor Relations
(714) 247-8465
mark.levin@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

THIRD-QUARTER 2007 RESULTS

• Pro Forma Laser Vision Correction Sales Rise 15.8% on Global Procedure Growth and Unit Placements

• Cataract/Implant Sales Grow 5.2% on Strong IOL and Phacoemulsification Performance

• Eye Care Business Rebounds Following May 2007 Recall; Global Re-Launch of Branded Multipurpose Solution Underway

• Company Reaffirms 2007 and 2008 Financial Guidance

(SANTA ANA, CA), October 25, 2007 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the third quarter of 2007.

The company’s third-quarter 2007 net sales rose 5.6 percent to $273.2 million. The sales increases related to the IntraLase Corp. and WaveFront Sciences, Inc. acquisitions and organic growth were partially offset by lost sales related to the May 2007 contact lens care solutions recall. Foreign currency impacts increased net sales by 2.1 percent.

AMO reported a third-quarter net loss under Generally Accepted Accounting Principles (GAAP) of $25.9 million, or a loss of $0.43 per share, which included the impact of the recall. These results also included the following items, which combined to increase the net loss per share by approximately $0.08:

•	$5.3 million in pre-tax charges related to integration of acquisitions.

•	$2.4 million pre-tax loss on derivative instruments.

•	Estimated tax effects related to the items mentioned above, totaling $3.1 million.

In the same period last year, AMO reported GAAP net income of $87.2 million, or $1.42 per diluted share. A net total of $97.3 million in pre-tax items increased third-quarter 2006 results by $0.92 per share. These items included a pre-tax net gain of $102.9 million related to the settlement of legal matters and a $2.3 million unrealized gain on derivative instruments, which were partially offset by charges of $3.9 million associated with note repurchases and $4.0 million associated with business rationalization and repositioning initiatives.

“Through well-integrated acquisitions and consistent delivery of organic innovations, we remained focused throughout the third quarter on executing our strategy to provide a complete refractive solution to eye care practitioners worldwide,” said Jim Mazzo, AMO chairman, president and chief executive officer. “While our third-quarter results were significantly impacted by the recall, we are pleased with continued progress of our cataract and laser vision correction businesses. Moreover, we expect future quarters’ financial results to reflect continued progress as we fully re-enter the multipurpose solution market, continue to strengthen our leadership in the elective refractive procedure market and deploy our advanced technologies through our global infrastructure.”

Third-Quarter Performance by Business

Below are sales highlights of third-quarter 2007 results by business. Growth rates reflect comparisons to the same period in 2006 and include the impacts of foreign currency. Pro forma growth rates reflect comparisons that include IntraLase and WaveFront Sciences performance in the same period of 2006. For more information, see the table entitled “Global Sales” that accompanies this release.

Cataract/Implant sales rose 5.2 percent to $131.7 million.

•	Total intraocular lens (IOL) sales rose 6.5 percent to $74.3 million.

•	Monofocal IOL sales rose 7.6 percent to $61.4 million, reflecting continued strong growth of the Tecnis® IOL franchise.

•	Refractive IOL sales grew 1.2 percent to $12.8 million, reflecting continued demand in international markets, while domestic sales slowed.

•

Sales of AMO’s Healon® family of viscoelastics declined 1.0 percent. Total viscoelastics sales of $30.1 million declined 2.2 percent, due primarily to the lack of a dispersive viscoelastic in the U.S. and continued pricing pressure in certain international markets.

•

Phacoemulsification sales increased 11.4 percent to $22.4 million. Surgical pack sales rose 12.8 percent and systems sales increased 11.4 percent, driven by strong growth from the company’s established phacoemulsification franchise and the recently launched WhiteStar SignatureTM system.

Laser Vision Correction (LVC) sales rose 95.4 percent to $99.3 million, or 15.8 percent on a pro forma basis.

•	Procedures and related sales of $62.9 million represented a 90.3 percent increase, or 30.5 percent on a pro forma basis.

•	AMO’s U.S. excimer procedure volumes grew 8.6 percent and its U.S. custom procedure mix reached 63.8 percent for the trailing 12 months ended September 28.

•	AMO’s U.S. femtosecond procedure volumes grew 35.8 percent for the trailing 12 months ended September 28 on a pro forma basis.

•

International procedure sales were $18.8 million, which included excimer procedure sales of $6.5 million, up 74.9 percent, and femtosecond procedure sales of $12.3 million, up 81.5 percent on a pro forma basis.

•

System sales increased 175.4 percent to $27.3 million, or an increase of 2.3 percent on a pro forma basis. On a unit basis, placements of the VISX Star S4 IR® excimer laser rose 2.7 percent; IntraLase® FS laser placements rose 36.7 percent on a pro forma basis.

Eye Care sales declined 48.9 percent to $42.2 million.

•

Multipurpose sales declined 73 percent to $13.0 million, which included approximately $6.3 million in returns and an estimated $32.3 million in lost sales related to the recall, partially offset by the re-launch of Complete® Easy RubTM Multipurpose Solution in the U.S. and Europe.

• Hydrogen peroxide sales declined 10.3 percent to $16.4 million.

Technology Update

Earlier this month, AMO launched a global campaign designed to educate contact lens wearers about proper lens cleaning techniques. The campaign coincides with the retail availability of AMO’s Complete® Multipurpose Solution Easy RubTM formula, which commenced shipments to U.S., European and Japanese markets in August and September. Shipments to Asia Pacific markets are now underway. Practitioner promotion began in October. The formulation provides powerful disinfection while promoting tear film stability and long-lasting comfort.

In September, AMO introduced the Tecnis® 1-Piece IOL to the European market. The new lens offers existing Tecnis® IOL benefits and claims for reduced spherical aberration and improved functional vision in an innovative and easy-to-use design. AMO expects the Tecnis® 1-Piece IOL to contribute to continued migration of IOL sales to the Tecnis® platform, which represented 56 percent of the company’s monofocal IOL sales in the third quarter. AMO expects the Tecnis® 1-Piece IOL to be available to U.S. surgeons in the first half of 2008.

In addition, the company introduced the Tecnis® Multifocal Acrylic IOL to the European market. This diffractive lens, previously available to European surgeons on a silicone platform, allows a full range of quality vision and is designed to correct the two highest-order aberrations: spherical aberration and chromatic aberration. AMO continues to expect the Tecnis® Multifocal IOL to be available to U.S. surgeons in 2009. Also in September, the company introduced the WhiteStar Signature™ phacoemulsification system with Fusion™ Fluidics to the European market, following the successful U.S. launch of the lens removal technology last spring. This new system combines the proven performance of AMO’s WhiteStar® technology with the safety of an advanced dual pump fluidic system.

During the quarter, the National Aeronautics and Space Agency (NASA) approved the company’s LASIK technologies for use on U.S. astronauts. The NASA decision was made following review of extensive military clinical data, which showed superior safety and vision when using AMO’s CustomVue® and IntraLase® technologies in combination.

Additional Third-Quarter Highlights

Below are additional highlights of third-quarter 2007 results. Growth rates reflect comparisons to the same period one year ago.

•

Gross profit declined 6.7 percent to $152.2 million. Gross profit was impacted by approximately $20.7 million in returns and costs, and an estimated $24.5 million impact related to lost sales associated with the recall.

•

R&D expense rose 30.2 percent to $21.0 million, or approximately 7.7 percent of sales, compared to 6.2 percent of sales in the third quarter of 2006. The increase was due primarily to the additions of IntraLase and WaveFront Sciences.

•

SG&A expense rose 43.2 percent to $137.9 million or approximately 50.5 percent of sales, compared to 37.2 percent in the third quarter of 2006. SG&A expense was impacted by the additions of IntraLase and WaveFront Sciences, and costs associated with the May 2007 recall.

•

Operating loss of $6.7 million included an estimated negative impact from the recall of approximately $47.6 million, including a $17.5 million net impact of estimated lost sales. Third-quarter 2006 operating income of $154.2 million included a $102.9 million net gain related to the settlement of legal matters, and $4.0 million in net charges associated with rationalization and repositioning initiatives.

•

Non-operating expense increased 103.9 percent to $24.5 million, and included a $2.4 million unrealized loss on currency derivatives. Interest expense rose to $20.6 million, due primarily to increased debt associated with the IntraLase acquisition. Third-quarter 2006 non-operating expense of $12.0 million included $3.9 million in charges and write-offs associated with a note repurchase, and a $2.3 million unrealized gain on derivative instruments. Interest expense in the year-ago quarter was $9.8 million.

•

The company reported an income tax benefit of $5.3 million. The recall continued to impact lower-tax foreign jurisdictions and resulted in a reduced tax benefit for the quarter. AMO expects the recall to adversely affect its future tax liability and effective tax rate, and estimates its 2008 effective tax rate to be 38 to 40 percent. The company also expects that the rate will decline to the low 30 percent range by 2010.

Nine-Month Financial Results

Net sales for the first nine months of 2007 rose 4.3 percent to $786.3 million, including a 2.1 percent increase related to foreign currency fluctuations. The rise reflects the addition of the IntraLase and WaveFront Sciences acquisitions and organic growth, which were largely offset by declines in eye care sales primarily related to the recall.

The company reported a GAAP net loss for the first nine months of 2007 of $180.6 million, or a loss of $3.02 per share. The per-share loss was increased by $2.09 due to an $87.0 million charge for in-process R&D in the second quarter, approximately $27.6 million in transaction-related charges, a $1.3 million deferred financing cost write-off in the second quarter, a $2.7 million loss on derivative instruments and an estimated $6.6 million tax effect related to the items mentioned above. For the first nine months of 2006, the company reported GAAP net income of $87.1 million, or $1.30 per diluted share. A pre-tax gain on settlement of legal matters of $96.9 million increased after-tax earnings by $0.85 per diluted share. This was offset by pre-tax net charges of $87.5 million, which reduced after-tax earnings by $0.91 per diluted share. Items included in these charges were primarily due to business repositioning initiatives, inventory provisions, manufacturing and distribution charges related to discontinued products, note repurchases, and an unrealized loss on derivative instruments.

Financial Guidance

AMO affirmed its guidance as follows:

	2007	2008
Revenue (in millions)	$1,050 - $1,070	$1,230 - $1,250
Adjusted Earnings (Loss) Per Share	$(.95) - $(1.15)	$1.55 - $1.75

The company’s adjusted earnings (loss) per-share guidance includes the estimated impact of the May 2007 recall and annualized acquisition-related amortization of approximately $70 million. The company’s adjusted earnings (loss) per share guidance excludes any charges and write-offs associated with acquisitions, reorganizations, recapitalizations, as well as unrealized gains or losses on derivative instruments and other one-time charges.

Live Web Cast & Audio Replay

AMO will host a live Web cast to discuss this release today at 10:00 a.m. EDT. To participate and download slides that accompany the company’s remarks, visit www.amo-inc.com. An audio replay will be available at approximately noon EDT today and will continue through midnight EDT on November 8 at 800-642-1687 (Passcode 19981733) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO is focused on providing the full range of advanced refractive technologies and support to help eye care professionals deliver optimal vision and lifestyle experiences to patients of all ages. Products in the cataract/implant line include intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery. AMO owns or has the rights to such product brands as ReZoom®, Tecnis®, Clariflex®, Sensar®, and Verisyse® IOLs, Sovereign®, Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the laser vision correction line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices, and excimer laser vision correction systems and treatment cards. AMO brands in the laser vision correction business include Star S4 IR®, WaveScan Wavefront®, Advanced CustomVue™, IntraLase® and IntraLasik®. Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops. Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink™ branded products. AMO is based in Santa Ana, California, and employs approximately 4,200 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Website at www.amo-inc.com.

Use of Non-GAAP Measures

Our earnings (loss) per-share guidance for 2007 and 2008 is provided on a non-GAAP basis. The company’s adjusted EPS guidance excludes any charges associated with acquisitions, reorganizations and recapitalizations and other one-time charges. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure and prior guidance structure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted per-share guidance is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. The company is not able to provide a reconciliation of projected adjusted per-share guidance to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future transactions and initiatives.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Forward-Looking Statements

This press release contains forecasts about AMO and its businesses, such as management’s total revenue and adjusted earnings (loss) per-share outlook. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets.

Statements in this press release regarding financial guidance, statements by Mr. Mazzo, statements regarding expected product launch and availability dates and product sales trends, and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to uncertainties associated with successful re-entry into the multi-purpose solution segment and impacts of our previous eye care recalls; unexpected changes in competitive, regulatory and market conditions; the potential for delays in the launching of new products; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; successful integration of prior acquisitions; AMO’s ability to maintain a sufficient supply of products and unexpected supply delays, product liability claims or new quality issues; litigation related to our recall or otherwise; and the uncertainties associated with intellectual property protection for the company’s products and exposure to claims of intellectual property infringement by others. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates or consumer confidence indices, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2006 Form 10-K filed in March 2007 and Form 10-Q filed in August 2007 that include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling 714-247-8455.

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Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Net sales:
Cataract/implant	$131,715	$125,207	$399,713	$380,072
Laser vision correction	99,322	50,827	266,047	165,183
Eye care	42,157	82,568	120,504	208,616

	273,194	258,602	786,264	753,871
Cost of sales (A)	121,030	95,474	348,683	274,682

Gross profit	152,164	163,128	437,581	479,189
Selling, general and administrative	137,916	96,297	397,136	291,125
Research and development	20,975	16,105	60,819	49,643
In-process research and development	—	—	86,980	—
Business repositioning (credits) costs, net	—	(547)	—	46,427
Net gain on legal contingencies	—	(102,896)	—	(96,896)

Operating (loss) income	(6,727)	154,169	(107,354)	188,890

Non-operating expense (income):
Interest expense	20,588	9,783	48,792	22,318
Unrealized (gain) loss on derivative instruments	2,433	(2,252)	2,738	650
Loss due to early retirement of convertible senior subordinated notes	—	2,985	—	18,783
Other, net	1,517	1,521	4,254	3,069

	24,538	12,037	55,784	44,820

(Loss) earnings before income taxes	(31,265)	142,132	(163,138)	144,070
(Benefit) provision for income taxes	(5,328)	54,978	17,484	56,990

Net (loss) earnings	$(25,937)	$87,154	$(180,622)	$87,080

Net (loss) earnings per share:
Basic	$(0.43)	$1.47	$(3.02)	$1.34
Diluted	$(0.43)	$1.42	$(3.02)	$1.30

Weighted average number of shares outstanding:
Basic	60,242	59,166	59,856	64,841
Diluted	60,242	61,531	59,856	67,228

(A)	Includes a charge of $7,655 for inventory step-up to fair value from the IntraLase acquisition in the nine months ended September 28, 2007. Includes charges of $4,541 and $15,054 primarily for inventory provisions and other rationalization and repositioning charges associated with discontinued products as the result of the business repositioning plan for the three and nine months ended September 29, 2006, respectively.

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

(in thousands)	Three Months Ended		Nine Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Product Sales:
Cataract/implant:
Intraocular lenses	$74,252	$69,741	$231,500	$211,896
Viscoelastics	30,080	30,766	89,841	92,483
Phacoemulsification products	22,359	20,064	64,306	63,658
Other	5,024	4,636	14,066	12,035

Total Cataract/Implant	$131,715	$125,207	$399,713	$380,072

Laser vision correction:
Procedures and related	$62,912	$33,059	$172,139	$110,000
Systems	27,299	9,911	66,148	30,759
Microkeratome	61	2,564	3,210	8,345
Service and parts/other	9,050	5,293	24,550	16,079

Total Laser Vision Correction (B)	$99,322	$50,827	$266,047	$165,183

Eye care:
Multi-purpose solutions	$13,000	$48,130	$39,073	$123,393
Hydrogen-peroxide solutions	16,398	18,285	$43,833	$48,418
Other	12,759	16,153	$37,598	$36,805

Total Eye Care	$42,157	$82,568	$120,504	$208,616

Total Product Sales	$273,194	$258,602	$786,264	$753,871

(B) Includes $42,972 and $85,077 of IntraLase sales in the three and nine months ended September 28, 2007.
Geographic Sales:
Americas:
Cataract/implant	$55,103	$53,630	$161,669	$153,127
Laser vision correction	66,073	40,245	191,074	135,370
Eye care	8,914	25,517	34,162	70,620

Total Americas	$130,090	$119,392	$386,905	$359,117

Europe/ Africa/ Middle East:
Cataract/implant	$45,544	$41,607	$151,079	$138,507
Laser vision correction	15,060	4,264	37,925	12,244
Eye care	14,224	22,382	44,930	58,082

Total Europe/ Africa/ Middle East	$74,828	$68,253	$233,934	$208,833

Japan:
Cataract/implant	$17,518	$18,226	$48,018	$50,940
Laser vision correction	9,072	1,153	16,614	2,964
Eye care	14,562	21,678	34,863	49,463

Total Japan	$41,152	$41,057	$99,495	$103,367

Asia Pacific:
Cataract/implant	$13,550	$11,744	$38,947	$37,498
Laser vision correction	9,117	5,165	20,434	14,605
Eye care	4,457	12,991	6,549	30,451

Total Asia Pacific	$27,124	$29,900	$65,930	$82,554

Total Geographic Sales	$273,194	$258,602	$786,264	$753,871

	Three Months Ended		% Growth	% Exchange Impact
	September 28, 2007	September 29, 2006
Net Sales:
Cataract/implant	$131,715	$125,207	5.2%	3.3%
Laser vision correction	99,322	50,827	95.4%	0.9%
Eye care	42,157	82,568	(48.9)%	0.9%

	$273,194	$258,602	5.6%	2.1%

	Nine Months Ended		% Growth	% Exchange Impact
	September 28, 2007	September 29, 2006
Net Sales:
Cataract/implant	$399,713	$380,072	5.2%	3.1%
Laser vision correction	$266,047	$165,183	61.1%	0.7%
Eye care	$120,504	$208,616	(42.2)%	1.3%

	September 28, 2007	December 31, 2006
Cash and equivalents	$36,549	$34,522
Trade receivables, net	240,749	232,408
Inventories	155,531	127,532
Working capital, excluding cash	164,779	226,168
Total debt, including current portion	1,595,355	851,105
Stockholders’ equity	604,531	715,991

	Three Months Ended
	September 28, 2007	September 29, 2006
Depreciation and amortization	$27,260	$18,753
Capital expenditures, excluding acquisitions	14,980	8,277

	Nine Months Ended
	September 28, 2007	September 29, 2006
Depreciation and amortization	$70,821	$52,609
Capital expenditures, excluding acquisitions	35,960	30,064